Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement and Release (“Agreement”) is entered into this 28th day of May, 2004, by and between Christopher S. Henney, Ph.D. (“Henney”) and Dendreon Corporation (“Dendreon” or “Company”). In consideration of the mutual promises in this Agreement, Dendreon and Henney agree as follows:

1. Resignation as Chairman and Director of Dendreon/Section 16 Officer Status. Henney hereby resigns as the Chairman of the Board of Directors and as a Director of Dendreon, effective at 9:00 a.m. Pacific Daylight time on June 16, 2004. He will also cease to be a Section 16 officer of the Company effective June 16, 2004.

2. Resignation/Administrative Leave. Effective June 17, 2004 through July 31, 2004, Henney will be on unpaid administrative leave. As of July 31, 2004, Henney will resign from his employment with Dendreon.

3. Compensation and Benefits During Administrative Leave. From June 17, 2004 through July 31, 2004, Henney will continue to receive the normal Dendreon employee benefits, including vacation accrual, but shall not receive base salary or any other cash compensation, except as otherwise provided in Section 4. His accrued vacation, including accrued vacation attributable to the period from June 17, 2004 through July 31, 2004, shall be paid to him promptly after July 31, 2004, but by no later than August 6, 2004. Accrued vacation shall be calculated based on Henney’s 2003 base salary of $375,000.

4. Severance Pay. Dendreon will pay Henney twelve (12) months of severance pay in the total amount of three hundred thousand dollars ($300,000.00) less withholding and other deductions required by law and less any amount due the Company under Section 11 of this

Agreement. This severance pay will be paid to Henney in a lump sum on June 16, 2004. The amount due the Company under Section 11 will be deducted in its entirety from the lump sum payment.

5. Health Insurance/Retirement Benefits. Henney will remain covered by Dendreon’s health insurance plans at Dendreon’s expense through July 31, 2004. Henney may thereafter continue his health insurance through COBRA. On or before June 16, 2004, Henney will receive information explaining his health insurance continuation election options as well as his roll-over and other options under Dendreon’s 401(k) plan. Dendreon has provided Henney the information needed for him to increase his 2004 contribution to the Dendreon 401(k) plan. Dendreon will provide a matching contribution to the 401(k) plan contributions made by Henney in 2004 in accordance with the terms and limitations set forth in the 401(k) plan.

6. Stock Options.

a. New Options. On June 16, 2004, Dendreon will grant Henney options to purchase one hundred thousand (100,000) shares of Dendreon common stock, with an exercise price equal to the closing price of Dendreon’s common stock on June 15, 2004, on the Nasdaq National Market, as provided in the 2000 Equity Incentive Plan. These options will be non-qualified options under the 2000 Equity Incentive Plan, will have a ten-year term, will be fully vested on the date of grant, and will be exercisable in whole or in part at any time during the full ten year term.

b. Options Granted to Date. Dendreon will amend the option agreements between Henney and Dendreon for the stock options granted to Henney on December 14, 2000 and January 5, 2004, respectively, so that each such option remains exercisable in whole or in part at any time during the remaining term of such option, without regard to Henney’s employment status. In addition, vesting of any options that are unvested as of July 31, 2004 will be accelerated by one year. As of June 16, 2004, all of Henney’s stock options shall be fully vested.

c. September 2003 Restricted Stock Bonus. The restricted stock bonus granted to Henney in September 2003 will vest in its entirety on June 16, 2004. Promptly after that date, the Company shall deliver to Henney a stock certificate for any shares covered by the stock bonus that have not previously been delivered to Henney.

d. ESPP Contributions. Dendreon has provided Henney with an accounting of his ESPP contributions and related stock purchases.

7. Employee Confidentiality Agreement. Henney agrees to abide by the Employee Confidentiality Agreement signed by him on September 1, 1995, and attached hereto as Exhibit A.

8. Company Property. Henney certifies that he has returned all Company property to Dendreon except (i) that certain lap top computer, a Dell Pro 4S, bearing serial number CN03Y645-36521-3AK-0207, and (ii) two older model facsimile machines (one in Hawaii and one in Henney’s Seattle office), the ownership of all of which the Company hereby transfers to Henney, and which have an agreed value of $2,370.

9. Confidentiality. Henney agrees that he will not disclose this Agreement, or its provisions, to anyone except as may be required by law. Provided, however, that Henney may disclose the terms of this Agreement to his spouse, attorney, or tax advisor, if they agree to abide by the confidentiality provisions of this Agreement.

10. Office/Secretarial Assistance. Effective May 15, 2004, Henney will relinquish his office at Dendreon. Dendreon will designate one specified assistant to provide Henney with secretarial assistance of up to ten hours per week through May 15, 2004. From May 16, 2004 through December 31, 2004, Henney will provide his own secretarial assistance for which Dendreon will provide him an allowance of three thousand dollars ($3,000) per month, with such payments to be made on the first of each month, and a $1,500 payment to be made upon mutual execution of this Agreement.

11. Expense Reimbursement. Henney agrees to reimburse Dendreon for certain disputed travel and other expenses in the amount of $32,140, which is in full payment and satisfaction of any claims Dendreon has or may have against Henney for travel or other expenses which Dendreon has previously paid to Henney or paid for the benefit of Henney or for which Dendreon has previously reimbursed Henney.

12. Representation. The Company represents to Henney that the Company does not have knowledge of any other claims against Henney. In the preceding sentence, the knowledge of the Company means the actual knowledge of the directors and officers of the Company on the date of this Agreement.

13. Press Release. Dendreon and Henney have agreed upon the press release attached as Exhibit B to announce Henney’s departure.

14. Waiver and Release. On July 31, 2004, Henney’s last day of employment, Henney agrees to execute the Release and Waiver attached as Exhibit C.

15. Notice and Revocation. Henney acknowledges that he received this Agreement on April 20, 2004 and may take up to 21 days to consider this Agreement with legal counsel of his choice. Any changes to this Agreement will not restart the running of the 21-day period. Henney further acknowledges and understands that he may revoke this Agreement by delivering to Deborah A. Elvins, Vice President Legal Affairs, 3005 First Avenue, Seattle, Washington

98121, a written statement to that effect within seven days after he signs it. Unless Henney revokes this Agreement within the seven-day revocation period, this Agreement will be effective on the eighth day after he has signed it.

16. This Agreement represents the entire agreement between Dendreon and Henney as to the subject matter hereof, and supersedes any prior oral or written understandings relating thereto. This Agreement may be amended or waived only in a subsequent writing signed by both parties.

17. This Agreement shall not affect any indemnification rights Henney has or may have under section 42 of the Bylaws of Dendreon or under that certain Indemnity Agreement, dated June 16, 2000 between Dendreon and Henney.

18. Amounts payable under this Agreement, including amounts payable under sections 3 and 4, amounts payable under section 10, and the property transferred pursuant to section 8, shall be subject to withholding or the concurrent payment by Henney to the Company of any income or employment taxes required by law.

19. This Agreement may be executed in one or more counterparts.

20. This Agreement shall be governed by Washington law.

21. Should any dispute between the parties arise under this Agreement, Dendreon, through the Chair of its Compensation Committee, and Henney shall first meet and attempt to resolve the dispute in face-to-face negotiations. This meeting shall occur within thirty days of the time the dispute arises. If no resolution is reached, Dendreon and Henney shall, within forty-five days of the first meeting, attempt to settle the dispute by formal mediation in Seattle, Washington. If the parties cannot agree upon a mediator, the mediation shall be administered by the American Arbitration Association. If no resolution is reached in mediation, the dispute shall be resolved by binding arbitration before a panel of three neutral arbitrators, administered by the American Arbitration Association, with limited discovery. In no event shall punitive or exemplary damages be recoverable. In any such dispute, the arbitration panel shall have the discretion to award reasonable attorneys fees and litigation expenses to the prevailing party.

DATED this 28th day of May, 2004.

/s/ Christopher S. Henney, Ph.D.
Christopher S. Henney, Ph.D.

Dendreon Corporation

By	/s/ Mitchell H. Gold, M.D.
Mitchell H. Gold, M.D.
President and Chief Executive Officer

Exhibit A

ACTIVATED CELL THERAPY, INC.

Employee Confidentiality Agreement

In exchange for my becoming employed (or my employment being continued) by Activated Cell Therapy, Inc., or its subsidiaries, affiliates, or successors (hereinafter referred to collectively as the “Company”), I hereby agree as follows:

1. I will perform for the Company such duties as may be designated by the Company from time to time. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

2. As used in this Agreement, the term “Inventions” means designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, original works of authorship or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

3. As used in this Agreement, the term “Confidential Information” means information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.

4. Without further compensation, I hereby agree promptly to disclose to the Company, and I hereby assign and agree to assign to the Company or its designatee, my entire right, title, and interest in and to all Inventions which I may solely or jointly reduce to practice during the period of my employment with the Company (a) which pertain to any line of business activity of the Company, (b) which are aided by the use of time, material or facilities of the Company, whether or not during working hours, or (c) which relate to any of my work during the period of my employment with the Company, whether or not during normal working hours. No rights are hereby conveyed in Inventions, if any, made by me prior to my employment with the Company which are identified in a sheet attached to and made a part of this Agreement (which attachment contains no confidential information). I acknowledge that all original works of authorship which are made by me (solely or jointly with other) within the scope of my employment and which may be protected by copyrights are “works made for hire,” as that term is defined in the United States Copyrights Act as in effect as of this date.

5. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company as set forth in paragraph 4 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings.

6. I agree to hold in confidence and not directly or indirectly to use or disclose, either during or after termination of my employment with the Company, any Confidential Information I obtain or create during the period of my employment, whether or not during working hours, except to the extent authorized by the Company, until such Confidential Information becomes generally known. I agree not to make copies of such Confidential Information except as authorized by the Company. Upon termination of my employment or upon an earlier request of the Company I will return or deliver to the Company all tangible forms of such Confidential Information in my possession or control, including but not limited to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof.

7. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence or in trust prior to my employment with the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I agree not to enter into any agreement either written or oral in conflict with the provisions of this Agreement.

8. This Agreement (a) shall survive my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon my heirs and legal representatives.

9. This Agreement does not apply to an Invention, the assignment of which to the Company would violate applicable law, including Section 2870 of the California Labor Code, a copy of which is attached hereto as Exhibit A. I agree to disclose all Inventions made by me in confidence to the Company to permit a determination as to whether or not the Inventions should be the property of the Company.

10. I certify that, to the best of my information and belief, I am not a party to any other agreement which will interfere with my full compliance with this Agreement.

11. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

Accepted & Agreed:

Employee		Activated Cell Therapy, Inc. (Witness)

By	/s/ Christopher S. Henney	/s/ Priti Patel

Title	CEO	Signature

Priti Patel
Dated	9-1-95	Printed Name

ATTACHMENT

List of Inventions

EXHIBIT A TO EMPLOYEE AGREEMENT

Section 2870 of the California Labor Code is as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

None.

/s/ Christopher S. Henney

Exhibit B

PRESS RELEASE

Dendreon Announces Retirement of Christopher S. Henney

As Chairman of the Board

Richard B. Brewer to Succeed Henney as Chairman

SEATTLE, WA, June 10, 2004 – Dendreon Corporation (Nasdaq: DNDN) today announced that Christopher S. Henney, chairman of the board, will retire from Dendreon’s board effective June 16, 2004 at the company’s annual meeting of stockholders. Current Board member, Richard B. Brewer, will succeed Henney as chairman.

Henney, 63, a respected scientist and leader in the biotechnology industry for over two decades, co-founded ICOS Corporation, a publicly-held biotechnology company, where from 1989 to 1995, he served as executive vice president, scientific director and director. Henney also co-founded Immunex Corporation, which was a publicly-held biotechnology company acquired by Amgen in July 2002, where from 1981 to 1989, he held various positions, including director, vice chairman and scientific director. In addition to his role as chairman at Dendreon, he was chief executive from 1995 to 2002, and was president from 1998 to 2000.

“Chris has made tremendous contributions to Dendreon over the last 9 years,” said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. “His vision, insight and experience have helped advance Dendreon to where we are today – a company in Phase 3 clinical trials with our lead product candidate Provenge® for prostate cancer and a healthy product pipeline.

“As the Board moves towards a more commercial focus, we are pleased that Dick Brewer has decided to accept the chairmanship position. His proven track record in the biotechnology industry, particularly in commercializing products, comes at a great time, as we move Provenge closer to market and advance our other product candidates through the clinic.”

“My time with Dendreon has been extremely rewarding as I believe strongly in the company’s mission, products, technology and people,” said Henney. “Dick is a very talented and experienced leader who will continue to work together with Mitchell and the rest of the board to lead the company through its next phase of development.”

Brewer formerly was chief executive officer and president of Scios Inc., a biopharmaceutical company discovering and developing novel treatments for cardiovascular and inflammatory diseases, and cancer. At Scios, Brewer led the company in achieving FDA approval for their novel protein therapeutic Natrecor®, which has become one of the most successful and widely used cardiovascular drugs in the acute care setting.

In addition to Dendreon, he serves on the boards of Corgentech, Corus, Mitoscience and Agensys, Inc., and is an advisory board member at the Kellogg Graduate School of Management Center for Biotechnology at Northwestern University. Mr. Brewer holds a BS from Virginia Polytechnic Institute, and an MBA from Northwestern University.

Dendreon also announced that Timothy Harris, Ph.D. has resigned from the Board. “On behalf of Dendreon, I want to thank Tim for his dedication to the company and for the many valuable contributions he made during his years of service on the Board,” said Gold.

Dendreon Corporation is a biotechnology company developing targeted therapies for cancer. The company’s lead investigational product candidate, Provenge®, is a cancer immunotherapy undergoing a pivotal Phase 3 clinical trial for the treatment of androgen independent prostate cancer. In addition to its immunotherapies in clinical and preclinical development for a variety of cancers, Dendreon’s product pipeline also includes monoclonal antibody, small molecule and pro-drug product candidates. Dendreon has research and development alliances with Genentech, Inc., Abgenix, Inc. and Dyax Corp. For more information about the company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements, particularly those risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such a difference include reliance on directors, officers, and key employees, risks related to Dendreon’s limited operating history, risks associated with completing Dendreon’s clinical trials, the risk that the results of a clinical trial, including Phase 3 trials of Provenge, will not support applying for or approval of a biologics license by the FDA, the risks associated with development of manufacturing capabilities and other infrastructure to support commercialization, including the risks that we may be unable to successfully scale up our manufacturing and production capabilities or may lack adequate capital to do so, the risk that our product candidates, if approved for sale, may have none or limited commercial success, the risk that clinical trials may be suspended or terminated because of unacceptable health risks or for other reasons, and the risks that our competitors may develop products that are safer, more effective or reach the market sooner than our product candidates, the uncertainty of Dendreon’s future access to capital, the risk that Dendreon may not secure or maintain relationships with collaborators, and dependence on intellectual property. Further information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations, are contained in Dendreon’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.

# # #

Monique M. Greer

Sr. Director, Corporate Communications

Dendreon Corporation

(206) 829-1500

Exhibit C

WAIVER AND RELEASE

This Waiver and Release is made and executed by Christopher S. Henney in connection with my separation from employment with Dendreon and in consideration of my receiving the benefits and compensation set out in a Retirement Agreement dated May     , 2004 between myself and the Company.

I, Christopher S. Henney, hereby release Dendreon Corporation, its officers, directors, employees, agents, insurers and related corporations (collectively “Dendreon”) from any and all liability, damages or causes of action, whether known or unknown, relating to my employment with Dendreon or the termination of that employment, or any other acts, omissions or events involving Dendreon whether or not related to employment, to the date of this Waiver and Release. This Waiver and Release includes, but is not limited to, any claims for additional compensation in any form, damages, reemployment or reinstatement. This Release specifically includes, but is not limited to, all claims for relief or remedy under any Washington state or federal laws, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Americans with Disabilities Act, and the civil rights, employment and wage and hour laws of the State of Washington including, but not limited to, RCW 49.44.090, 49.48, 49.52, and 49.60, and any applicable contract, tort, or common law theories.

This Waiver and Release shall not affect vested rights, if any, which I may have against insurers under medical insurance and long-term disability insurance plans or under any retirement plan maintained by Dendreon. Nor shall it affect any rights or obligations created under the accompanying Retirement Agreement.

I have read this Waiver and Release and understand its effect. I acknowledge and understand that I am releasing all legal rights and claims that I may have against Dendreon, including any rights under the Age Discrimination in Employment Act. In accordance with the Older Workers’ Benefit Protection Act (the “Act”), I acknowledge that I have been advised in writing to consult with an attorney prior to executing this Waiver and Release; and that as consideration for executing this Waiver and Release, I have received additional benefits and compensation of value to which I would not otherwise be entitled.

In accordance with the Act, Dendreon offered me enhanced separation benefits in exchange for agreeing to sign this Waiver and Release among other conditions. The offer provided me with a period of 21 days from the date of receipt for consideration of the offer. I further agreed that any changes to the offer would not restart the running of the 21-day period. I acknowledge that I received the offer on April 20, 2004, and was given 21 days to consider it. I further acknowledge that I was given 7 days from the date of accepting the offer to revoke it.

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Every provision of this Waiver and Release is intended to be severable. In the event a court or agency of competent jurisdiction determines that any term or provision contained in this Waiver and Release is illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the other terms and provisions of this Waiver and Release which shall continue in full force and effect.

This Waiver and Release shall be construed in accordance with, and governed by, the law of the State of Washington.

DATED this      day of                     , 2004.

Christopher S. Henney

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